Exhibit 10.7

13 October 2015

CONTRACT OF EMPLOYMENT

Spinal Stabilization Technologies (The Company)

And

Mr. Brian Dowling, 27 Cloister Square, Blackrock, Co. Dublin.

This document sets out the principal terms and conditions of employment which incorporates the written particulars required by the Terms of Employment (Information) Act, 1994 as amended, and the Unfair Dismissals Acts 1977 - 2007. This contract is subject to credit checks and employer references satisfactory to the Company.

1. Commencement

Your employment with the Company will commence on October 30th, 2015. Your job title is Financial Controller. In this position you will report to Mark Novotny, President of the Company or such other person as may be nominated by the Company from time to time.

Your initial place of work will be 27 Cloister Square, Blackrock, Co. Dublin. The Company reserves the right to relocate and you may be required to transfer to another place of work without compensation. You will be given as much notice of any such change of place of work as is reasonably practicable.

A full description of your duties is set out in the attached job description. The duties which you will be required to undertake may be amended from time to time, or you may be required to undertake additional duties to meet the business needs of the organization.

The first 6 months of employment will be considered a probationary period during which time your performance will be continuously reviewed.

Your employment may be terminated with statutory notice only at any time during or at the end of your probationary period should your performance not meet the required standards. The Company will provide you with written confirmation when your probationary period has come to an end.

2. Remuneration

Your salary will be payable at the rate of €10,000 per month and pro rata for any lesser period. Your salary will accrue ratably from day to day and will be payable monthly in arrears, by direct debit into your bank account on or about the 25th of each month.

Your salary will be subject to all statutory deductions and any other deductions that may be authorized or required from time to time.

The Company shall be entitled to set off any sums due by you to the Company (including any overpayment by the Company) against any sum due by the Company to you.

You will be entitled to a bonus based on achievement of pre-agreed company and individual objectives.

You will be entitled to participate in the Employee Stock Option Plan. A separate stock option agreement is to be agreed between you and the company by December 1st, 2015 or such other date as is agreed.

You appreciate that salaries and any other payments or entitlements as outlined in this contract, or paid to you from time to time, are strictly confidential and must not be discussed with other members of staff.

3. Hours of Work

Office hours are currently 9.00a.m. to 5.30p.m. with 1 hour for lunch, Monday through Friday. However, on occasions, work outside these hours may be required and you are expected to be flexible in these situations.

4. Leave

The annual leave year is January to December. You are entitled to 22 (open) days paid leave per calendar year (and pro rata for any lesser period of service) to be taken at such times as agreed with the Company. All annual leave entitlements must be taken in the year in which they are accrued. The taking of annual leave will subject to work requirements and must be approved by your Manager in advance.

Payment in lieu of annual leave may only be given on termination of the contract of employment.

The Company may require you to take any outstanding leave due to you during your notice period If you leave your employment having taken more than your accrued leave entitlement for the then current leave year, a sum equivalent to salary for the additional leave taken, will be deducted from your final salary payment.

Your entitlement to leave and payment for Public Holidays shall be in accordance with the terms of Part Ill of the Organization of Working Time Act, 1997.

5. Absence from Work

If you are unfit for work, you must inform your Manager as soon as possible and indicate how long you expect to be away from work. A doctor’s certificate is required for a period of absence of three or more working days; however, the Company reserves the right to require you to produce a doctor’s certificate for shorter periods of absence.

During your employment you may be required to attend a medical examination by a company doctor at such time and place as the Company may decide.

6. Company Policies and Procedures

You agree to comply with the provisions of the Company’s policies and procedures and any other procedures and policies in force and those issued by the Company from time to time.

You will receive details of Company policies and procedures as part of your new joiner pack. Details contained in the Company’s policies and procedures will be updated from time to time and you will be advised of these updates by the Company. You agree to familiarize yourself with all updates and changes as and when they occur.

7. Confidentiality

You recognize that in the course of your employment you may or will have access to trade secrets and confidential information belonging to the Company and may obtain personal and commercial knowledge about, and influence over, its clients, suppliers, employees and workers. You therefore agree that the restrictions set out in this paragraph are reasonable and necessary to protect the legitimate business interests of the Company.

You will not during or after the termination of your employment directly or indirectly, use for your own benefit, or use for the benefit of or disclose in any form whatsoever to any third party, any trade secrets or any confidential information belonging or relating to the Company, its clients, officers, employees, suppliers of products or services and including, but not limited to, business or dealings, technical and financial information, intellectual property, software codes and designs, any document marked “Confidential” or “Private”, any information which you have been informed is confidential or which might reasonably be expected by the Company to be regarded as confidential, or any information which has been given to the Company in confidence by their clients, suppliers or other persons (“Confidential Information”) except to allow you to carry out your duties properly during your employment or where a Court orders disclosure. This obligation will continue to apply to you after your employment ends unless and until any such information comes into the public domain other than through any breach by you of this provision.

Your acceptance of this Contract of Employment will constitute an acknowledgement on your part that the business of the Company is highly confidential and that you will not be at liberty to use or disclose any information obtained by you in the course of your work to any person outside the Company save to such extent as may be authorized by the Company. This undertaking will remain binding on you in the event that you leave the Company’s employment.

8. Notice and Termination of Employment

Your employment may be terminated by either party giving to the other not less than one month’s notice or such greater period of notice as may be required by the Minimum Notice and Terms of Employment Acts 1973 - 2001. Notice must be given in writing and will commence from the moment the notice is received by your Manager, or given to you by the Company. The Company reserves the right to give you pay in lieu of any period of notice.

Your employment may also be terminated by the Company without notice or pay in lieu of notice if you shall at any time be guilty of dishonesty, gross misconduct or serious breach of the terms and conditions of your employment or if you are convicted of any criminal offence.

When you leave the Company’s employment, you must return all property belonging to or relating to the Company; its clients, personnel and any third party suppliers of services or products, including where applicable (but not limited to), mobile telephone, pager, facsimile machine, personal computer and other information technology equipment, credit cards; keys, security passes and correspondence, documents, records data, software, disks and other information storing media, specifications, models, and all copies, summaries, notes, reproductions or extracts thereof; which are in your possession or under your control. On termination of your employment you may have to sign an undertaking that you have complied with the terms of this provision.

9. Post Termination Restrictions

You agree that, for the period of six months after the date of termination of your employment for whatever reason (“Termination Date”), you will not, directly or indirectly, for your own benefit or that of a third party, in any capacity, act in competition with any company by:

(i) soliciting or enticing away any person with whom any company has, at your Termination Date, arrangements in place pursuant to which the Company supplies mortgage finance (a “Client”) and with whom you have been involved in the course of your employment at any time during the period of 12 months ending on your Termination Date; and

(ii) doing business with, or otherwise dealing with, any Client; and

(iii)soliciting, enticing away, employing or engaging any individual who is employed at your Termination Date by the Company.

You will not encourage, assist or procure any third party to do any act which if done by you would constitute a breach of the provisions of the confidentiality paragraph above.

The Company accepts, as trustee for the relevant company, the benefit of all undertakings given by you in this paragraph to any company.

10. Exclusive Service

(a) You accept that as an employee of the Company you shall be remunerated to provide your services exclusively to the Company and that you must devote your working time and attention exclusively to duties you will perform for, and the business and affairs of, the Company.

(b) You shall not engage in any activities, or accept any position, of a professional, business or other occupational nature of any kind whatsoever other than in accordance with, and subject to, the applicable Company policies and procedures. The Company reserves the right to prohibit or impose conditions in respect of any such request made by you.

You will not, for the duration of your appointment, be at liberty to engage either directly or indirectly in any business or activity which is in competition with or inconsistent with your obligations to the Company.

You agree that you have no right to be provided with work by the Company and at any time after either you or the Company have given notice to terminate your employment (or if you resign without giving the required notice) then the company may: (i) change your duties whatever way it considers appropriate; (ii) require you not to contact or communicate with any clients, employees or suppliers of the Company concerning the business of the Company; and/or (iii) preclude you from entering any premises of the Company from performing any work. During any period in which the Company may exercise any of these rights, the Company will continue to pay to you your normal contractual salary and benefits (except bonus) as long as you comply with your obligations under this Agreement.

11. Grievance Procedure

In the interests of fairness and justice, and to ensure the proper conduct of business, certain provisions to deal with matters of grievance are necessary.

If you have a grievance you have a right to a hearing by your immediate Manager. It is his or her responsibility to try to resolve the matter as quickly as possible.

If you are unhappy with the outcome you may appeal to a more senior manager. You are entitled to be accompanied at the appeal hearing. If the matter is not resolved internally then the matter shall be referred by the Company to an independent party.

The Company’s Grievance Procedure is available in the HR Policies and Procedures Manual a copy of which has been supplied to you.

12. Disciplinary Procedure

The Company operates a detailed Disciplinary Policy to deal with misconduct and poor performance issues. Employees are treated fairly and consistently. The full Policy is set out in the HR Policies and Procedures Manual a copy of which has been supplied to you. Please ensure that you read and understand this Policy.

13. Data Protection

Data about you will be kept by the Company for employment purposes. Such data will be stored in paper form and/or electronically. For purposes connected with your employment and/or the provision or benefits you pencil the Company or any Group company to do the following (i) process your personal data and (ii) transfer your personal data and/or more sensitive data outside of the Republic of Ireland.

14. Safety

You are obliged to comply with the policies and procedure of the Company in relation to work place safety.

15. Governing Law

This Contract of Employment shall be governed and is to be construed according to the laws of the Republic of Ireland.

I have read. understood accept and agree to be bound by the terms and conditions as outlined in this Contract of Employment

/s/ Brian Dowling	13th Oct. 2015
Brian Dowling	Date

/s/ Mark Novotny	10.20.2015
Mark Novotny, President Spinal Stabilization Technologies	Date